Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217671

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 23, 2017)

2,500,000 Shares of Common Stock

HEMISPHERX BIOPHARMA, INC.

This Prospectus Supplement should be read in conjunction with the prospectus dated May 23, 2017, which is to be delivered with this Prospectus Supplement.

We are filing this Prospectus Supplement because we agreed with certain holders (the “Holders”) of our Common Stock Purchase Warrants issued on September 6, 2017 (the “Warrants”) to amend the exercise price of the Warrants for the purchase of up to 2,500,000 shares of our common stock, par value $0.001 per share (the “Common Stock”) to $0.50 per share. The Warrants were originally exercisable at $2.00 per share of Common Stock. In consideration for amending the exercise price of the Warrants, we agreed to issue the Holders two new classes of Common Stock Purchase Warrants: Series A Warrants (“Series A Warrants”) and Series B Warrants (“Series B Warrants” and, along with the Series A Warrants, the “New Warrants”). The Series A Warrants are to purchase up to 2,500,000 shares of Common Stock at an exercise price of $0.60 per share and the Series B Warrants are to purchase up to 8,000,000 shares of Common Stock at an exercise price of $0.60. The initial exercise Date of the New Warrants is six months from the date hereof. The Series A Warrants expire on March 6, 2022 and the Series B Warrants expire nine months after the date hereof. The New Warrants may be exercise cashlessly in the event that there is no effective registration statement covering the resale of the shares issuable upon exercise of the New Warrants when they are exercisable (commencing in six months).

Our Common Stock is listed on the NYSE MKT under the symbol “HEB.” The last reported sale price of our Common Stock on the NYSE MKT on May 31, 2017 was $0.59 per share.

We have retained H.C. Wainwright & Co., LLC as our exclusive placement agent in connection with this offering. The placement agent has no obligation to buy any of the securities or to arrange for the purchase or sale of any specific number or dollar amount of securities. See “Plan of Distribution” on page S-6 of this prospectus supplement for more information regarding these arrangements.

You should read “Risk Factors” beginning on page S-3 of this prospectus supplement and the risk factors described in other documents incorporated by reference herein before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Rodman & Renshaw

a unit of H.C. Wainwright & Co.

The date of this prospectus supplement is June 1, 2017.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

On September 6, 2016, we issued Warrants to purchase 2,500,000 shares of our Common Stock in a private placement transaction. We registered the shares issuable upon exercise of the Warrants in a registration statement (Registration No. 333-217671) declared effective on May 23, 2017 and filed the prospectus contained therein (the “Prospectus”).

The purpose of this Prospectus Supplement is to disclose the amendment of the exercise price of the Warrants to $0.50 per share.

Both this Prospectus Supplement and the accompanying Prospectus include important information about us, our securities being offered and other information you should know before investing. You should read this Prospectus Supplement and the accompanying Prospectus as well as additional information described under “Important Information Incorporated by Reference” in this Prospectus Supplement before investing in our securities.

You should rely only on information contained in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. We have not, and the placement agent has not, authorized anyone to provide you with information that is different. This Prospectus Supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus Supplement, the accompanying Prospectus and the documents and information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are accurate only as of their respective dates, regardless of the time of delivery of this Prospectus Supplement or of any sale of our Common Stock.

Our principal executive offices are located at One Penn Center, 1617 JFK Boulevard, Suite 500, Philadelphia, Pennsylvania 19103, and our telephone number is 215-988-0080. We maintain a website at “http://www.hemispherx.net”. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this Prospectus. Unless the context otherwise requires, references in this Prospectus Supplement to “Hemispherx,” the “Company,” “we,” “our” or “us” refer to Hemispherx Biopharma, Inc. and its subsidiaries on a consolidated basis.

RISK FACTORS

Investment in our Common Stock involves a high degree of risk. In addition to the other information included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, you should carefully consider the risks in the section entitled “Risk Factors” in our Annual Report on Form 10-K for our most recent fiscal year filed with the Securities and Exchange Commission, subsequent Quarterly Reports on Form 10-Q, and in other reports we file with the Securities and Exchange Commission that are incorporated by reference herein, before making an investment decision. The risks are presented as of the date of this Prospectus Supplement and we expect that these will be updated from time to time in our periodic and current reports filed with the Securities and Exchange Commission, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our Common Stock. The risks and uncertainties described therein could materially adversely affect our business, operating results and financial condition, as well as cause the value of our Common Stock to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this Prospectus Supplement and the accompanying Prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. Forward-looking statements included in this Prospectus Supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 10-K, Form 10-Q and in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus Supplement and the accompanying Prospectus and in the other filings incorporated by reference, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. New factors emerge from time to time, and it is not possible for us to predict which will arise. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this Prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business including, without limitation: our ability to adequately fund our projects, the potential therapeutic effect of our products, the possibility of obtaining regulatory approval, our ability to find senior co-development partners with the capital and expertise needed to commercialize our products and to enter into arrangements with them on commercially reasonable terms, our ability to manufacture and sell any products, our ability to enter into arrangements with third party vendors, market acceptance of our products, our ability to earn a profit from sales or licenses of any drugs, our ability to discover new drugs in the future, changing market conditions, changes in laws and regulations affecting our industry, and issues related to our New Brunswick, New Jersey facility. We have disclosed that in February 2013, we received a Complete Response from the U.S. Food and Drug Administration (the “FDA”) declining to approve our Ampligen® New Drug Application (“NDA”) for Chronic Fatigue Syndrome Treatment, sometimes referred to as myalgic encephalomyelitis/chronic fatigue syndrome (“ME/CFS”) stating that we should conduct at least one additional clinical trial, complete various nonclinical studies and perform a number of data analyses. Accordingly, the remaining steps to potentially gain FDA approval of the Ampligen® NDA, the final results of these and other ongoing activities could vary materially from our expectations and could adversely affect the chances for approval of the Ampligen® NDA. These activities and the ultimate outcomes are subject to a variety of risks and uncertainties, including but not limited to risks that (i) the FDA may ask for additional data, information or studies to be completed or provided; and (ii) the FDA may require additional work related to the commercial manufacturing process to be completed or may, in the course of the inspection of manufacturing facilities, identify issues to be resolved. With regard to our NDA for Ampligen® to treat ME/CFS, we noted above that there are additional steps which the FDA has advised Hemispherx to take in our seeking approval. The final results of these and other ongoing activities, and of the FDA review, could vary materially from Hemispherx’ expectations and could adversely affect the chances for approval of the Ampligen® NDA. Any failure to satisfy the FDA’s requirements could significantly delay, or preclude outright, approval of our drugs for commercial sale in the United States.

On August 18, 2016, we received approval of our New Drug Application from Administracion Nacional de Medicamentos, Alimentos y Tecnologia Medica (“ANMAT”) for commercial sale of rintatolimod (U.S. tradename: Ampligen®) in the Argentine Republic for the treatment of severe ME/CFS. The product will be marketed by GP Pharm, our commercial partner in Latin America.

We believe that this approval provides a platform for potential commercial sales in certain countries within the European Union under regulations that support cross-border pharmaceutical sales of licensed drugs. We and GP Pharm are now working to expand the approval of rintatolimod to additional countries with a focus on Latin America. In Europe, approval in a country with a stringent regulatory process in place, such as Argentina, should add further validation for the product as the Early Access Program discussed below is underway in Europe. ANMAT approval is only an initial, but important, step in the overall successful commercialization of our product. There are a number of actions that must occur before we could be able to commence commercial sales in Argentina. Commercialization in Argentina will require, among other things, an appropriate reimbursement level, appropriate marketing strategies, completion of manufacturing preparations for launch (including possible requirements for approval of final manufacturing), and there are no assurances as to whether or when such multiple subsequent steps will be successfully performed to result in an overall successful commercialization and product launch. Approval of rintatolimod for ME/CFS in the Argentine Republic does not in any way suggest that the Ampligen® NDA in the United States will obtain commercial approval.

On May 24, 2016, we entered into an amended and restated agreement with Impatients, N.V. (“Impatients”), a Netherlands based company doing business as myTomorrows, for the commencement and management of an Early Access Program (“EAP”) in Europe and Turkey (the “Territory”) related to ME/CFS. Pursuant to the agreement, Impatients, as our exclusive service provider and distributor in the Territory, is performing EAP activities directed to (a) the education of physicians and patients regarding the possibility of early access to innovative medical treatments not yet the subject of a Marketing Authorization (regulatory approval) through named-patient use, compassionate use, expanded access and hospital exemption, (b) patient and physician outreach related to a patient-physician platform, (c) the securing of Early Access Approvals (exemptions and/or waivers required by regulatory authorities for medical treatments prior to Marketing Authorization) for the use of such treatments, (d) the distribution and sale of such treatments pursuant to such Early Access Approvals, (e) pharmacovigilance (drug safety) activities and/or (f) the collection of data such as patient-reported outcomes, doctor-reported experiences and registry data. No assurance can be given that activities under the EAP will result in Marketing Authorization or the sale of substantial amounts of Ampligen® in the Territory.

Our overall objectives include plans to continue seeking approval for commercialization of Ampligen® in the United States and abroad as well as seeking to broaden commercial therapeutic indications of Alferon N Injection® presently approved in the United States and Argentina. We continue to pursue senior co-development partners with the capital and expertise needed to commercialize our products and to enter into arrangements with them on commercially reasonable terms. In addition, we have formed collaborations with multiple research laboratories around the world to examine Ampligen®, an experimental therapeutic, and Alferon® N, an FDA-approved commercial product (for refractory venereal warts (HPV)) as potential preventatives for, and treatments of, Ebola Virus Disease (EVD) among others. Our ability to commercialize our products, widen commercial therapeutic indications of Alferon N Injection® and/or capitalize on our collaborations with research laboratories to examine our products as potential preventatives for, and treatments of, MERS, among others, are subject to a number of significant risks and uncertainties including, but not limited to our ability to enter into more definitive agreements with some of the research laboratories and others that we are collaborating with, to fund and conduct additional testing and studies, whether or not such testing is successful or requires additional testing and meets the requirements of the FDA and comparable foreign regulatory agencies. We do not know when, if ever, our products will be generally available for commercial sale for any indication.

We outsource certain components of our manufacturing, quality control, marketing and distribution while maintaining control over the entire process through our quality assurance and regulatory groups. We cannot provide any guarantee that the facility or our contract manufacturer will necessarily pass an FDA pre-approval inspection for Alferon® manufacture.

The production of new Alferon® API inventory will not commence until the validation phase is complete. While the facility is approved by FDA under the Biological License Application (“BLA”) for Alferon®, this status will need to be reaffirmed by a successful Pre-Approval Inspection by the FDA prior to commercial sale of newly produced inventory product. The validation phase was delayed because of the damage caused by the flood that occurred on January 5, 2016 at the facility. At this time, the Company believes that all repairs to the manufacturing facility have been completed. If and when the Company obtains a reaffirmation of FDA BLA status and has begun production of new Alferon® API, it will need FDA approval as to the quality and stability of the final product to allow commercial sales to resume. We most likely will need additional funds to finance the revalidation process in our facility to initiate commercial manufacturing, thereby readying ourselves for an FDA Pre-Approval Inspection. If we are unable to gain the necessary FDA approvals related to the manufacturing process and/or final product of new Alferon® inventory, our operations most likely will be materially and/or adversely affected. In light of these contingencies, there can be no assurances that the approved Alferon N Injection® product will be returned to production on a timely basis, if at all, or that if and when it is again made commercially available, it will return to prior sales levels.

On March 15, 2016, we received written notice from the NYSE MKT LLC that we were not in compliance with its continued listing standards because our Common Stock had been selling for a low price per share for a substantial period of time. The NYSE MKT determined that the continued listing of our Common Stock was predicated on our effecting a reverse stock split of our Common Stock. Our stockholders approved a reverse stock split, our Board effected a 12-to-1 reverse stock split effective August 26, 2016 and our reverse split shares started trading on August 29, 2016. On September 15, 2016, we received written notice from the NYSE MKT LLC that we were back in compliance with the continued listing standards set forth in Section 1003(f)(v) of the NYSE MKT Company Guide referenced in the Exchange’s letter dated March 15, 2016. The Company will be subject to NYSE Regulation’s normal continued listing monitoring. However, in accordance with Section 1009(h) of the Company Guide, if the Company is again determined to be below any of the continued listing standards within 12 months of the date of this letter, NYSE MKT will examine the relationship between the two incidents of noncompliance and re-evaluate the Company’s financial recovery from the first incident. NYSE Regulation will then take appropriate action, which depending on the circumstances, may include truncating the compliance procedures described in Section 1009 of the Company Guide or immediately initiate delisting procedures.

We do not undertake and specifically decline any obligation to publicly release the results of any revisions which may be made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

DILUTION

In purchasing shares in this offering, the purchaser’s interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our Common Stock after this offering. Our net tangible book value as of March 31, 2017 was $12,078,000, or ($0.46) per share of Common Stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of Common Stock outstanding.

After giving effect to the sale by us of 2,500,000 shares of our Common Stock in this offering at the offering price of $0.50 per share, and after deducting the placement agent’s fees, and $8,000 of estimated offering expenses payable by us, our net tangible book value as of March 31, 2017 would have been approximately $13,844,000 or ($0.48) per share of Common Stock. This amount represents an immediate increase in net tangible book value of $0.02 per share to existing stockholders and an immediate dilution of $0.11 per share to purchasers in this offering.

The following table illustrates the dilution:

Offering price per share		$0.50
Net tangible book value per share as of March 31, 2017	$(0.46)
Increase in net tangible book value per share after this offering	$(0.02)
Pro forma net tangible book value per share after this offering		(0.48)

Dilution per share to the investor in this offering		$0.02

The above table is based on 26,186,998 shares outstanding as of March 31, 2017 and excludes, as of that date:

●       107,759 shares of our Common Stock issuable upon exercise of the warrants that may be issued to the placement agent in this offering;

●       Up to 2,500,000 shares of our Common Stock issuable upon exercise of Series A Warrants issued to the holders of the Warrants;

●       Up to 8,000,000 shares of our Common Stock issuable upon exercise of Series B Warrants issued to the holders of the Warrants;

●       1,097,117 shares of our Common Stock subject to outstanding options having a weighted average exercise price of $14.40 per share; and

●       163,850 shares of our Common Stock that have been reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $4.91 per share.

To the extent that any outstanding options or warrants are exercised, new options or shares are issued under our 2009 Equity Incentive Plan, or we otherwise issue additional shares of Common Stock in the future, at a price less than the public offering price, there will be further dilution to the investor.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “Placement Agent”) as our exclusive placement agent in connection with the amendment of exercise price of the Warrants and subsequent exercise by such holders. Wainwright is not purchasing or selling any securities, nor is Wainwright required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of securities by us.

For its services in connection herewith, we paid to Wainwright a cash placement fee equal to 7% of the aggregate proceeds from the exercise of the Warrants, 1% management fee and $25,000 for non-accountable expenses.

In addition, we agreed to issue to the placement agent as compensation warrants to purchase up to 107,759 shares of Common Stock at an exercise price of 0.625 per share, with an exercise period commencing six months after issuance and ending five years after issuance,. The shares of Common Stock issuable upon the exercise of the placement agent’s warrants are not registered pursuant to this Prospectus Supplement.

We negotiated the price for the exercise of the Warrants with the Warrantholders. The factors considered in determining the price included the recent market price of our Common Stock, the general condition of the securities market at the time of this offering, the history of, and the prospects, for the industry in which we compete, our past and present operations, and our prospects for future revenues.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any fees or commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.

These rules and regulations may limit the timing of purchases and sales of shares of Common Stock by the placement agent. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby have been passed upon by our counsel, Silverman Shin & Byrne PLLC.

EXPERTS

The financial statements incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by RSM LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus Supplement supplements the Prospectus which is part of a registration statement on Form S-1 that we filed with the SEC. This Prospectus Supplement does not contain all of the information included in the registration statement. The registration statement that contains the Prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this Prospectus Supplement. For further information about us and our securities covered by this Prospectus Supplement and the accompanying Prospectus, you should refer to the registration statement and the exhibits filed with the registration statement. We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov or through our website at www.hemispherx.net. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this Prospectus. You may also read and obtain copies any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this Prospectus Supplement and the Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filing made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016;
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;
●	Our Amendment to Current Report on Form 8-K/A, as filed with the SEC on May 8, 2017;
●	Our Current Reports on Form 8-K, as filed with the SEC on January 17, 2017, February 1, 2017, February 3, 2017, April 3, 2017 and June 1, 2017; and
●	A description of our common stock contained in our registration statement on Form S-1, SEC File No. 333-117178, and any amendment or report filed for the purpose of updating this description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents), at no cost, by writing or telephoning us at the following address:

Investor Relations

One Penn Center, 1617 JFK Blvd., Suite 500

Philadelphia, PA 19103

Phone: 215-988-0080

Fax: 215-988-1739

Email: ir@hemispherx.net